Exhibit 99.1

STATEMENT

OF

ROBERT L. FORNARO

CHAIRMAN, PRESIDENT AND

CHIEF EXECUTIVE OFFICER OF AIRTRAN HOLDINGS

BEFORE

THE SENATE COMMITTEE ON THE JUDICIARY

SUBCOMMITTEE ON ANTITRUST, COMPETITION POLICY

AND CONSUMER RIGHTS

FEBRUARY 25, 2011

STATEMENT

OF

ROBERT L. FORNARO

CHAIRMAN, PRESIDENT AND

CHIEF EXECUTIVE OFFICER OF AIRTRAN HOLDINGS

BEFORE

THE SENATE COMMITTEE ON THE JUDICIARY

SUBCOMMITTEE ON ANTITRUST, COMPETITION POLICY

AND CONSUMER RIGHTS

FEBRUARY 25, 2011

Chairman Kohl:

Good morning and thank you for convening this hearing and affording AirTran the opportunity to address the Subcommittee regarding these important issues.

On behalf of the 8,300 hardworking men and women of AirTran Airways, it is my sincere pleasure to appear before you today to talk about AirTran’s presence in Wisconsin and AirTran’s plans to join forces with Southwest Airlines. I am proud to represent our Crew Members and to be able to report that AirTran Airways continues to perform exceedingly well and get high industry rankings1 for customer service and on-time

[1]

2010 marks the third consecutive year AirTran Airways has been recognized for its outstanding operational performance as the number one low-cost carrier in the prestigious Airline Quality Rating (www.aqr.aero) and the sixth consecutive year the airline has been ranked in the top three among major U.S. airlines in this highly regarded, objective ranking.

AirTran Airways continued its industry–leading operational performance in 2010. Recognition of this customer service excellence culminated in the number one ranking in The Wall Street Journal’s annual airline scorecard.

In addition to these operational milestones, AirTran Airways’ traffic increased 5.3 percent to more than 19.5 billion revenue passenger miles on a 3.3 percent rise in available seat miles during the year. The airline’s load factor increased 1.6 points to 81.4 percent, and the number of enplaned passengers increased 3 percent to 24.7 million. Each of these metrics represents all-time records for the airline.

performance. Senator Kohl, one of the reasons that General Mitchell International Airport has continued to expand and has become an important part of economic growth in this region, has been your support of the airport and steps you have taken to support airport operations and funding. Thank you on behalf of AirTran and the communities in Greater Milwaukee, Southeast Wisconsin, and Northern Illinois. I would like to acknowledge as well the support we have received over the years from the community and their representatives – Barry Bateman and Tim Sheehy – they both do an excellent job and play a key role in the economic development of the Greater Milwaukee area.

As you know, a longstanding and high priority for AirTran has been the continued expansion of our Milwaukee network. Milwaukee is now our third largest market behind Atlanta and Orlando. Since initiating service to Milwaukee in the summer of 2002 with four daily flights to two markets (Atlanta and Orlando), AirTran has grown consistently and now offers more than 55 daily departures to 25 nonstop markets. As a result of AirTran providing increased competition, General Mitchell International is one of the very few airports in the U.S. that reported increased traffic over the last few years – in fact, over the past five quarters, the number of Milwaukee passengers has grown by double digit percentages while nearby Chicago O’Hare passenger numbers have declined. I’m proud to say that AirTran played an integral role in the records set here and is now the largest carrier, by market share, at General Mitchell2.

In 2007, we outlined publicly our expansion plans and our vision that Milwaukee was an untapped resource. We strongly believed then, and continue to believe now, that General Mitchell International has not reached its full potential. I am confident that quality service and low fares along with the strong business base in Southeast Wisconsin could greatly expand the market. As evidenced by the record number of passengers at General Mitchell, we’ve realized some of that potential.

[2]	The benefits of AirTran’s commitment to growth were clear when the airport announced on January 26, 2011 that a record number of passengers, 9,848,377, were boarded in 2010 at General Mitchell International Airport. The total is 1.9 million more than the 7,935,124 passengers served in 2009, a 24.11 percent increase. The airport broke the 8 million mark in October and the 9 million mark in November. Airport Director Barry Bateman has remarked: “Passengers in Wisconsin, Chicago, northern Illinois and Rockford are taking full advantage of airfares on average $93 lower than O’Hare’s, plus the ease and convenience of Mitchell.”

The business and economic challenges we face today as a company and as an industry have increased substantially since 2007. We continue to deal with very high fuel costs and an uncertain economy, particularly for domestic U.S. travel. Growth in this environment is exceedingly difficult. When we began negotiations with Southwest last summer, jet fuel was about $85 per barrel – as of this past Wednesday jet fuel was more than $125 per barrel. To put that into perspective Mr. Chairman, every $10 dollars in fuel cost per barrel adds more than $90 million in annual expense to our bottom line. Managing the volatility of fuel is a key reason AirTran has agreed to merge with Southwest Airlines. We believe this merger will create growth opportunities for both of our airlines that would not happen independently. Equally important, this deal is good for our shareholders, the employee Crew Members of AirTran, and the communities we serve, including Southeast Wisconsin and Northern Illinois. Combining the AirTran network with Southwest will allow us to take advantage of the Southwest’s unparalleled history of financial performance and Southwest’s substantial resources- these will create growth opportunities, provide career certainty for our employees in Milwaukee and elsewhere, and tremendous benefits to consumers – especially here in the Milwaukee region.

When we have the necessary federal regulatory approvals and can talk with our prospective Southwest colleagues about market specifics – it will be my recommendation to Gary Kelly, Southwest’s Chairman and CEO, and to his management team, that Milwaukee continues to be a key market for growth. It is one of the great assets of this merger.

AirTran has had a strong commitment to the people and businesses of Wisconsin in both good times and challenging times. It would be an understatement to say that the last several years have been difficult for the airline industry – this industry has faced historic challenges brought on by volatile fuel prices and a weak economy. AirTran has not been an exception to or immune from these difficulties. To weather the storm in 2008 we had to dramatically restructure our fleet plan, sell existing aircraft, and defer new Boeing deliveries in order to restore profitability. Since 2008, AirTran sold or deferred 47 Boeing jets. Nonetheless, our commitment to, and belief in Milwaukee, has not waned. In fact, Milwaukee has been one of the few bright spots over the past few years. Despite shrinking our capacity, we have continued to grow our operations at General Mitchell. Since 2008, while our domestic network became smaller, we’ve grown Milwaukee by adding ten new destinations in 2008, another five in 2009, and six more last year. Equally important, we doubled our employee headcount in Milwaukee in each of the last four years, and established a line maintenance station and pilot and flight attendant crew bases here in 2010. AirTran now directly employs more than 330 people based in Milwaukee. Our payroll for 2010 exceeded $6.5 million and will be nearly $8 million this year. In addition, last year AirTran spent approximately $12 million in Wisconsin for non-payroll goods and services and paid more than $5 million in taxes.

Milwaukee is an integral component of AirTran’s network, and we are also proud to be an active partner in the broader life of the community beyond our role of providing safe, affordable, and reliable air service. Therefore, as part of our expanding presence, we have welcomed the opportunity to play a major role in community service to the entire Milwaukee area. We do so by working with local businesses, sponsoring teams like the Milwaukee Brewers and Marquette University Golden Eagles, and by assisting multiple local groups including the YMCA, the Hunger Task Force, Habitat for Humanity, the Milwaukee Film Festival and the Wisconsin State Fair, as well as being able to play a role in bringing back the Great Circus Parade in 2009. In fact, last week we announced our renewal of our sponsorship with the YMCA of Metropolitan Milwaukee Summer Camp program. I am especially proud to say that we sponsor the Donald Driver Foundation and that Donald is an AirTran endorser – it was great to see him and the Packers win the Super Bowl. All of our Crew Members are proud of these efforts, and you can count on us to continue to work to help this community prosper and to assist those in need.

AirTran has played a major role in creating the type of competition Milwaukee needed to reach record levels in 2010. We are pleased that AirTran is now the largest carrier at Milwaukee. We expect that record growth at Mitchell Field could continue with our planned merger with Southwest Airlines. In fact, I sincerely believe this merger is necessary to reach the full potential of the Milwaukee marketplace. The combined networks and resources of AirTran and Southwest will create expansion opportunities that neither company could likely create on its own.

In today’s economic and competitive environment, it will be exceptionally difficult for AirTran to fundamentally grow or increase competition. By joining forces with Southwest, the combined company will have the strength and resources to effectively grow and compete with the mega-legacy carriers like Delta, which merged with Northwest in 2008, and United-Continental, whose merger was approved in 2010.

Senator Kohl, we thank you and your staff for all you have done to promote this airport and community. We look forward to working with you and your colleagues, with local elected officials, with the airport, and with all the citizens of the Milwaukee area to expand our role as a partner in the growth and prosperity of the community.

I am proud that you have afforded me the opportunity to represent AirTran and its Crew members today.